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                                                                     Exhibit 5.1

                      [Debevoise & Plimpton LLP Letterhead]

June 17, 2005


Principal Financial Group, Inc.
711 High Street
Des Moines, Iowa 50392

Ladies and Gentlemen:

      We have acted as special counsel to Principal Financial Group, Inc., a Delaware corporation (the "Company"), in connection with the public offering by the Company of an aggregate of 3,000,000 shares of its Series A Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share (liquidation preference $100 per share) (the "Series A Preferred Stock") and 10,000,000 shares of its Series B Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share (liquidation preference $25 per share) (the "Series B Preferred Stock", and together with the Series A Preferred Stock, the "Preferred Stock"), pursuant to a registration statement on Form S-3 (File No. 333-111352) (as amended to the date hereof, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), the related prospectus supplement, dated June 14, 2005, with respect to the Series A Preferred Stock (the "Series A Prospectus Supplement") and the related prospectus supplement, dated June 14, 2005, with respect to the Series B Preferred Stock (the "Series B Prospectus Supplement", and together with the Series A Prospectus Supplement, the "Prospectus Supplements"), both as filed with the Commission pursuant to Rule 424(b) under the Act.

      In so acting, we have examined and relied upon originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials, and such other documents, and have made such investigations of law, as we have deemed necessary or appropriate for the purposes of the opinions expressed below.
In all such examinations, we have assumed, without independent investigation or inquiry, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, representations,


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statements and certificates of or from public officials and of or from officers and representatives of the Company and others.

      Based on and subject to the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Preferred Stock has been duly and validly authorized and when issued and duly delivered against payment therefor as contemplated by the Underwriting Agreement, dated as of June 14, 2005, between the Company and Lehman Brothers Inc., as representative of the several underwriters named therein, will be validly issued, fully paid and non-assessable.

      The opinions expressed above are limited to the Federal laws of the United States of America and the Delaware General Corporation Law, as currently in effect.

      We hereby consent to the filing of this opinion as an exhibit to the Company's Form 8-K dated June 17, 2005, which is incorporated by reference into the Registration Statement, and to the reference to our firm under the caption "Validity of the Shares" in the Prospectus Supplements. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                       Very truly yours,

                                       /s/ Debevoise & Plimpton LLP


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